                                   Exhibit 11

                                 FMC CORPORATION

Statement: Computation of Diluted Earnings Per Share (Unaudited) (In thousands, except net income (loss) and per share data)

                                             Three Months Ended    Nine Months Ended
                                                September 30,        September 30,
                                             ------------------   -------------------
                                               2002      2001       2002       2001
                                             -------   -------    -------   ---------
Earnings:

Net income (loss)                            $28,222   $21,249    $56,420   $(305,044)

Shares:
   Weighted average number of
   shares of common stock outstanding         35,086    31,260     32,985      31,040
   Weighted average additional shares
   assuming conversion of stock options(1)       854       730        914          --
                                             -------   -------    -------   ---------

Shares - diluted basis                        35,940    31,990     33,899      31,040

Diluted earnings (loss) per share            $  0.79   $  0.66    $  1.66   $   (9.83)

(1) The weighted average additional shares of 1,111 for the nine months ended September 30, 2001, respectively, assuming conversion of stock options, were not included in the computation of diluted earnings per share because to do so would have had an antidilutive effect on the computation.

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